Silicon Storage Technology, Inc.

News Release

For More Information Contact:

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

SST Reports Fourth Quarter and Fiscal 2007 Results

SUNNYVALE, Calif., Feb. 6, 2008 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced results for the fourth quarter and year ended Dec. 31, 2007.

Net revenues for the fourth quarter of 2007 were $107.4 million, compared with $107.5 million in the third quarter of 2007 and with $118.2 million in the fourth quarter of 2006.  Product revenues for the fourth quarter of 2007 were $95.6 million, compared with $97.8 million in the third quarter of 2007 and with $108.7 million in the fourth quarter of 2006.  Revenues from technology licensing for the fourth quarter of 2007 were $11.7 million compared with $9.7 million in the third quarter of 2007 and with $9.5 million in the fourth quarter of 2006.

Net loss for the fourth quarter of 2007 was $24.3 million, or $0.23 per share, based on approximately 104.2 million diluted shares outstanding. By comparison, the company recorded a net loss of $16.6 million, or a loss of $0.16 per share in the third quarter of 2007, based on approximately 104.2 million diluted shares outstanding.  For the fourth quarter of 2006, SST reported a net loss of $39.5 million, or a net loss of $0.38 per share on approximately 103.6 million diluted shares outstanding.

Included in the fourth quarter 2007 net loss are: $19.8 million write down of goodwill and long-lived assets, $1.0 million of non-cash stock-based compensation expense, an impairment charge of $3.0 million related to the company’s investment portfolio, $1.7 million in loss from equity investments and $5.6 million in expenses associated with the company’s stock option restatement.  The write-down of goodwill and long-lived assets is a preliminary estimate and is subject to further review and analysis by the company.  Included in the third quarter 2007 net loss are: $1.3 million of non-cash stock-based compensation expense, $19.4 million in impairment charges, $1.9 million in loss from equity investments and $2.3 million in expenses associated with the company’s stock option restatement. Comparable figures for the fourth quarter of 2006 were: $1.7 million of non-cash stock-based compensation expense, $40.6 million in impairment charges, and $2.1 million in loss from equity investments.

SST finished the fourth quarter of 2007 with $162.2 million in cash, cash equivalents and short-term investments, an increase of $2.0 million from the prior quarter and $22.4 million from the fourth quarter of 2006.

Fiscal 2007 Results
Net revenues for the year ended Dec. 31, 2007 were $411.7 million compared with $452.5 million for the year ended Dec. 31, 2006. Total gross margin for 2007 was 29.2 percent compared with 26.3 percent in 2006. Operating expenses for the year ended Dec. 31, 2007 were $125.5 million compared with $102.7 million in 2006. Net loss for the year ended Dec. 31, 2007 was $49.7 million, or a loss of $0.48 per share based on 104.1 million diluted shares outstanding.  This compares with a net loss of $20.8 million, or a loss of $0.20 per share based on 103.4 million diluted shares outstanding for the year ended Dec. 31, 2006.

Management Qualitative Comments
“2008 represents for us a new beginning on many fronts,” said Bing Yeh, president and CEO.  “Having completed our stock option review and become current on our SEC filings, we are able to close a difficult chapter in SST’s history and focus our attention on executing an aggressive strategy for growth that we began three years ago. By investing in products and technologies that would yield ASPs that will be substantially higher than our current business, we expect to reposition our company for better growth opportunities.  As we move into 2008, we are very excited about the strong foundation we have built. We continue to be encouraged by favorable technology trends that are driving the need for flash memory in an increasing number and variety of devices, as well as driving the demand for the high-performance, low-power and small package advantages of our SuperFlash technology.  Further, we are excited about the potential of our non-memory and non-commodity memory products and believe that they will have a significant and positive impact on our business for years to come.”

First Quarter 2008 Revenue Outlook

SST expects typical seasonality in the first quarter of 2008 following the holiday season build with revenues between $83 million and $93 million, assuming continuing levels of stability occur in the U.S. and international economies.  Gross margin is expected to be between 26 and 29 percent, subject to the risk of changing market conditions.  Total operating expenses are expected to be between $30 million and $32 million including non-cash stock-based expense.  Net loss per share for the first quarter of 2008 is expected to be between $0.03 and $0.10.

Conference Call Dial-in Information
SST will hold a conference call to discuss its financial results today at 1:30 p.m. PST.  Those wishing to participate in the conference should dial (866) 861-5389, international participants please dial (612) 288-0329, using the password “SST” at approximately 1:20 p.m. PT.  A replay of the call will be available for one week by dialing (800) 475-6701, international participants dial (320) 365-3844, using the access code 907638.  A webcast replay of the conference call will be available until the next earnings conference call on the company’s web site at http://www.sst.com/events.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The Company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH.  SST’s non-memory products include NAND controller-based products, smart card ICs and modules, flash microcontrollers and radio frequency ICs and modules.  Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements regarding memory and non-memory market conditions, SST’s future financial performance, the launch, design cycle and performance of new products, SST’s licensing business, SST’s ability to diversify its business, the transition of SST’s products to smaller geometrics, and SST’s ability to bring new products to market, all of which involve risks and uncertainties.  These risks may include timely development, acceptance and pricing of new products, the terms, conditions and revenue recognition issues associated with licensees’ royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect SST’s customers, as well as other risks detailed from time to time in the Company’s periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.  These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, SST disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP.  Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com.  SST’s head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. All other trademarks or registered trademarks are the property of their respective holders.
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Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands except per share data)

	Three months ended December 31,		Year ended December 31,
	2006	2007	2006	2007

Net revenues:
Product revenues	$108,690	$95,634	$415,441	$371,916
Technology licensing	9,541	11,744	37,068	39,832
Total net revenues	118,231	107,378	452,509	411,748
Cost of revenues	90,759	72,970	333,643	291,332
Gross profit	27,472	34,408	118,866	120,416
Operating expenses:				29.2451%
Research and development	12,802	15,206	52,969	58,704
Sales and marketing	6,343	7,537	28,464	29,238
General and administrative	4,884	5,639	21,312	25,601
Other non-recurring charges	-	5,646	-	11,970
Total operating expenses	24,029	34,028	102,745	125,513
Income (loss) from operations	3,443	380	16,121	(5,097)
Interest income	1,415	1,605	3,355	6,904
Dividend income	219	219	1,581	2,091
Other income (expense), net	19	(79)	821	115
Interest expense	(122)	(132)	(345)	(495)
Gain on sale of equity investments	-	17	12,206	159
Impairment of goodwill and intangible assets	-	(19,754)	-	(19,754)
Impairment of equity investments	(40,600)	(3,000)	(44,123)	(22,400)
Income (loss) before provision for (benefit from)
income taxes, pro rata share of loss from
equity investments and minority interest	(35,626)	(20,744)	(10,384)	(38,477)
Provision for (benefit from) income taxes	1,727	1,840	7,194	4,237
Income (loss) before pro rata share of loss
from equity investments	(37,353)	(22,584)	(17,578)	(42,714)
Pro rata share of loss from equity investments	(2,113)	(1,727)	(3,199)	(7,035)
Net income (loss)	$(39,466)	$(24,311)	$(20,777)	$(49,749)

Net income (loss) per share - basic	$(0.38)	$(0.23)	$(0.20)	$(0.48)
Shares used in per share calculation	103,607	104,198	103,355	104,134

Net income (loss) per share - diluted	$(0.38)	$(0.23)	$(0.20)	$(0.48)
Shares used in per share calculation	103,607	104,198	103,355	104,134

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Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2006	2007

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$139,808	$162,224
Trade accounts receivable, net	64,943	56,313
Inventories	73,883	50,178
Other current assets	9,074	6,055
Total current assets	287,708	274,770

Equipment, furniture and fixtures, net	19,513	16,103
Long-term marketable securities	45,554	36,160
Other assets	83,990	63,291
Goodwill	29,213	12,349
Total assets	$465,978	$402,673

LIABILITIES
Current liabilities:
Notes payable, current portion	$-	$-
Trade accounts payable	67,658	42,068
Accrued expenses and other liabilities	27,185	28,292
Deferred revenue	3,390	3,004
Total current liabilities	98,233	73,364

Other liabilities	2,030	7,548
Total liabilities	100,263	80,912

SHAREHOLDERS' EQUITY
Common stock	364,330	365,566
Additional paid-in capital	61,533	69,339
Accumulated other comprehensive income	31,281	31,239
Retained earnings/(Accumulated deficit)	(91,429)	(144,383)
Total shareholders' equity	365,715	321,761
Total liabilities and shareholders' equity	$465,978	$402,673

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Silicon Storage Technology, Inc. and Subsidiaries
Supplemental Data

	Percentage of			Change in
	Gross Product Revenue			Revenue
				4Q06 to	3Q07 to
	4Q06	3Q07	4Q07	4Q07	4Q07

Product Revenue By Ship-To Location
North America	4%	5%	4%	10%	(16%)
Total International	96%	95%	96%	(12%)	(2%)
Europe	7%	7%	8%	(11%)	8%
Japan	9%	9%	7%	(27%)	(23%)
Korea	6%	7%	6%	(8%)	(13%)
China	42%	38%	37%	(22%)	(5%)
Taiwan	24%	25%	30%	12%	15%
Other Far East	8%	8%	7%	(15%)	(14%)

Product Revenue By Application
Digital Consumer	41%	39%	36%	(22%)	(10%)
Internet Computing	25%	20%	19%	(30%)	(6%)
Networking	6%	10%	9%	21%	(15%)
Wireless Communications	28%	31%	36%	14%	13%

Licensing Revenue as a % of Total Revenue	8%	9%	11%	23%	21%